EXHIBIT 10.29

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Amendment No. 1 to

Patent and Technology License Agreement

This Amendment No. 1 to Patent and Technology License Agreement (“Amendment No. 1”) is effective as of the date of the last authorized signature affixed hereto (the “Amendment No. 1 Date”) and is made by and among The Board of Regents (“Board”) of The University of Texas System (“System”), on behalf of The University of Texas M. D. Anderson Cancer Center (“MD Anderson”), a member institution of System, and Genprex, Inc., having a place of business at Dell Medical School, Health Discovery Building, 1601 Trinity Street, Bldg. B #3.312.09, Austin, Texas 78712 (“Licensee”).  Capitalized terms used in this Amendment No. 1 and not otherwise defined herein shall have the meanings set forth in the Original Agreement (as defined below).

Recitals

A.	Licensee and Board entered into that certain Patent and Technology License Agreement dated May 4th, 2020 (the “Original Agreement”).

B.	Licensee and Board desire to add technology and patent rights related to MD Anderson’s Information Disclosure Report MDA11-043 to the Licensed Subject Matter of the Original Agreement.

Accordingly, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, Licensee and Board, on behalf of MD Anderson, hereby agree to the following:

I.	Amendments

1.	Section 2.24 of the Original Agreement is deleted and replaced with new Section 2.24 as follows:

“2.24   Sale or Sold means the transfer or disposition of a Licensed Product for value; provided, however, that a transfer or disposition of a Licensed Product for value shall not be included in Sales if (a) the transfer is to Licensee or a Sublicensee that does not acquire such Licensed Product for end use or (b) the transfer is to a Royalty Free Practitioner.  As used herein, “Royalty-Free Practitioner” means MD Anderson and the following individuals: Jack A. Roth, M.D., David Stewart, M.D.; Charles Lu, M.D.; and Ignacio I. Wistuba, M.D.  (“Practitioner Inventors”), and any partner or associate who practices medicine with one or more of the Practitioner Inventors, but with respect to such partner or associate, only for such time as he/she is engaged in a bona fide medical practice with one or more of the Practitioner Inventors.”

2.	New Section 2.30 is added to Article II of the Original Agreement as follows:

“2.30.  MDA11-043 Valid Claim means a Valid Claim of any Patent Right claiming technology described in MDA11-043.”

3.	New Section 3.5 is added to Article III of the Original Agreement as follows:

“Notwithstanding anything to the contrary in this Agreement, with respect to subject matter described in MDA11-043, the grant of Section 3.1 is subject to any encumbrance arising or resulting from research support or funding under either of the following: (a) the Commonwealth Phase I Study grant for the project titled “Commonwealth Phase I Study” (MDA Acct. number 894464) and the Helen & Jin Ryu Fund for Gene Therapy grant for the project titled “Gene Therapy for Lung Cancer” (MDA Acct. No. 812206).”

4.	Section 4.1(c) of the Original Agreement is deleted in its entirety and replaced with the following new Section 4.1(c):

“4.1(c) Annual Maintenance Fees.  Nonrefundable annual license maintenance fees (“Annual Maintenance Fees”) as follows:

i.

$[*], escalating by $[*] per year, until First Sale; provided, however, in no event shall an Annual Maintenance Fee exceed $[*].  By way of clarification and not by limitation, the Annual Maintenance Fee due for the second, third, fourth etc. anniversaries of the Agreement shall be $[*], $[*], $[*], etc., up to a maximum of $[*].”

The Annual Maintenance Fees will not reduce the amount of any other payment provided for in this Article IV.  The Annual Maintenance Fees will be payable within thirty (30) calendar days of each anniversary of the Effective Date.

5.	To add a Milestone Event, Section 4.1(f) of the Original Agreement is deleted in its entirety and replaced with the following new Section 4.1(f):

(f)        The following Milestone Payments are payable for each occurrence of each Milestone Event as set forth in Table 4.1(f), regardless of whether the milestone is achieved by Licensee, a Sublicensee or Affiliate:

Table 4.1(f)
Milestone Event	Milestone Payment
1. [*]	[*] Dollars ($[*])
2. [*]	[*] Dollars ($[*])
3. [*]	[*] Dollars ($[*])
4. [*]	[*] Dollars ($[*])
5. [*]	[*] Dollars ($[*])
6. [*]	[*]Dollars ($[*])

For clarity, Milestone Event No. 5 shall be payable if the jurisdiction of the second Regulatory Approval of the Licensed Product is the same as, or different from, the jurisdiction of the first Regulatory Approval of such Licensed Product.  Milestone Payments related to the foregoing Milestone Events are payable one-time on a Licensed Product-by-Licensed Product basis.

6.	Section 14.2 of the Original Agreement is modified to update Licensee’s address for receipt of notices as follows:

Genprex, Inc.

3300 Bee Cave Road

Suite 650-227

Austin, TX 78746

The remainder of Section 14.2 remains unchanged.

7.	Exhibit A of the Original Agreement is deleted in its entirety and replaced with the following new Exhibit A:

EXHIBIT I

MD Anderson Invention Disclosure Report (“IDR”) Number	Inventors/Creators	IDR Title	U.S. and foreign (outside U.S.) patent applications/patent numbers
[*]	[*]	[*]	[*]
[*]	[*]	[*]	See list in row below:
[*]

II.	Consideration
1.

In consideration of rights granted by Board to Licensee under this Amendment No. 1 and in addition to the additional consideration provided in new Sections 4.1(c) and 4.1(f), Licensee agrees to pay MD Anderson each of the following:

a.

Patent Expenses: All unreimbursed Patent Expenses related to patents and patent application for subject matter described in MDA11-043 prior to or after the Effective Date for so long as  the Original Agreement remains in effect.  MD Anderson will invoice Licensee after this Amendment No. 1 has been fully executed by all Parties for such unreimbursed Patent Expenses incurred as of as of the Amendment No. 1 Date and on a quarterly basis thereafter as provided in the Original Agreement.  The invoiced amounts will be due and payable by Licensee within thirty (30) calendar days of invoice.

b.

Amendment Fee. As a condition precedent to the inclusion of rights related to MDA11-043 as Licensed Subject Matter in the Original Agreement, a nonrefundable amendment fee in the amount of $[*] (“Amendment Fee”).  This upfront licensee fee will not reduce the amount of any other payment provided for in the Original Agreement, and is due and payable not later than thirty (30) calendar days after the Amendment No. 1 Date.  The obligation to timely pay the Amendment Fee is not subject to any cure period.

III.	General
1.

Licensee and Board, on behalf of MD Anderson, acknowledge and agree that, except as set forth in this Amendment No. 1, the terms and conditions of the Original Agreement shall remain in full force and effect on a going forward basis.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment No. 1.

BOARD OF REGENTS OF THE
UNIVERSITY OF TEXAS SYSTEM,

on behalf of

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

By /s/ Ben Melson____________________

 Ben Melson
      Senior Vice President,

 Chief Financial Officer

 The University of Texas

 M. D. Anderson Cancer Center

Date: March 3, 2021

GENPREX, INC. By /s/ Rodney Varner __________________ Printed Name: Rodney Varner Title: President & Chief Executive Officer Date: March 3, 2021

Approved as to Content:

By /s/ Ferran Prat_____________________

   Ferran Prat, J.D., Ph.D.

 Senior Vice President, Research

 Administration & Industry Relations

 M. D. Anderson Cancer Center

Date: March 3, 2021